Exhibit 99.2
2009 Annual Meeting Speech
GOOD MORNING! I’m delighted that so many of you could join us today in our new venue. Before I begin my remarks, I would like to introduce our Board of Directors whose dedication, support, and guidance is very much appreciated. Please stand as I call your name.
Chuck Sioberg, Chairman of the Board, Chuck Bender, Marty Brown, Warren Elliott, Don Fry, Skip Jennings, Stanley Kerlin, Jerry Miller, Steve Patterson, Kurt Suter, and Marty Walker.
I would also like to recognize Huber McCleary who retired as a Director at the end of 2008 for his eighteen years of dedicated service. Huber ... please stand. Huber was elected to the Boards of Franklin Financial and F&M Trust in 1990. During his tenure, he served on a variety of board committees, most recently the Nominating and Trust Committees, having chaired the latter since 1998. Huber ... thank you. Your wisdom, insight, and support will be missed.
Please join me now in a moment of silence in memory of Allen Rebok, Senior Vice President of Investment & Trust Services, who passed away on March 31st. Allen joined F&M in 1968 and moved to the Trust Department in 1971. Although he “retired” as Manager of the Department in 2008, Allen continued to manage a portfolio of long term clients. He was truly a role model for customer service.

Finally, some distinguished professionals who serve your company in attendance today:
•	Dean Dusinberre of Rhoads & Sinon, Attorneys-at-Law, our SEC Counsel

•	Steve Morehart of Beard Miller Company, our Certified Public Accountants

•	Stuart Juppenlatz representing Fulton Financial Advisors, our transfer agent for Franklin Financial stock AND

•	Jim Weaver of Battlefield Capital. You’ll hear more from Jim later in the program when he presents his annual economic forecast and market update.
Franklin Financial reported earnings of $8,595,000 in 2008 representing a 7.1% decrease from our record net income of $9,256,000 in 2007. Diluted earnings per share decreased from $2.40 per share in 2007 to $2.24 per share in 2008.
By many traditional performance measurements including growth in loans outstanding and net interest income, loan quality, as well as net interest margin, your company again produced excellent results in a very difficult environment. However, we are in the midst of what has been described as “the second worst deterioration of credit, liquidity, and asset valuation the world has ever seen” and Franklin Financial was not immune from the impact of declining interest rates and falling stock prices.

Four non-core charges negated our otherwise strong performance in 2008:
•	A Mortgage Servicing Rights impairment charge in the amount of $500,000 as of December 31, 2008. Mortgage Servicing rights, which represent the future value of servicing income on mortgages sold in the secondary market, are capitalized as an asset on our balance sheet and subsequently amortized over the life of the associated loans sold. Capitalized Mortgage Servicing Rights are then evaluated at the end of each quarter for potential impairment based upon the probability that the underlying loans will be prepaid through refinancing as interest rates fall.
•	A loss in the amount of $707,000 on a Washington Mutual (WAMU) bond. Prior to the end of the third quarter, we elected to sell this bond at a loss in light of WAMU’s rapidly deteriorating financial condition. Subsequent to this sale, WAMU filed bankruptcy.
•	Other Than Temporarily Impaired charges throughout the year in the amount of $888,000 on financial services stocks in our investment portfolio.

•	A valuation adjustment in the amount of $1,205,000 to the cost of First Chester County Corporation common stock (FCEC) received pursuant to the acquisition of American Home Bank, N.A. (AHB) by FCEC which was announced on September 19, 2008 and closed on December 31, 2008. During this timeframe the market value of First Chester fell from $15.25 as of the announcement date to $10.00 as of the closing date.
The total impact of these four nonrecurring items was $3,300,000 on a pretax basis. Excluding these items, Franklin Financial’s Net Income would have increased by 22.8% on a comparable basis from 2007 to 2008.
As shareholders, you received a 3.9% increase in regular cash dividends from $1.03 in 2007 to $1.07 in 2008. Regular cash dividends have grown at an average rate of 5.6% over the past five years.
The market value of a share of Franklin Financial stock decreased 26.9% from a closing price of $24.95 at year-end 2007 to $18.25 at December 31, 2008. Although the vast majority of community banks continue to be among the safest and strongest financial institutions in our nation’s financial system, we are not optimistic that financial services stocks will show a significant recovery until investors regain confidence in the solvency of our 25 largest banks.

Franklin Financial’s total assets reached $902,460,000 at December 31, 2008 representing a 10% increase over 2007. Net loans grew by 18.5% on a year-over-year basis. Average loan outstandings increased by $64,105,000 or 11.5% in 2008. As a result of our continued focus on commercial loan growth, the average outstanding balance in this portfolio increased by $70,562,000 or 21.2%. Average consumer loan outstandings increased 9.2% to $132,571,000 as a result of two home equity loan promotions. Residential mortgage closings in 2008 declined dramatically to $27,800,000 from $35,080,000 in 2007. Average residential mortgage outstandings declined by 17.4% or $17,667,000 as we continue to hold fewer mortgage originations in our portfolio.
Deposit growth in 2008 was negatively impacted by both the significant decline in short term rates throughout the year as well as a “national rate war” among financial institutions for deposit funding. This intense competition was exacerbated by those financial institutions that had lost access to brokered deposits and other wholesale funding as a result of a change in their “well-capitalized” regulatory status.
Total deposits and repurchase agreements as measured at year-end increased 2.6% to $691,653,000. In lieu of competing against exorbitantly high Certificate of Deposit rates for maturities of less than one year, we opted to utilize lower cost Federal Home Loan Bank term borrowings, which increased from $59,714,000 at year-end 2007 to $106,141,000 at December 31, 2008.

Net interest income increased by 15% on a tax equivalent basis to $31,488,000, driven by both the growth in average interest earning assets as well as an increase from 3.67% to 4.03% on a tax equivalent basis in our net interest margin. The growth in our net interest margin was counter to the trend within our industry.
Our financial condition remains strong as evidenced by a Total Risk-Based Capital Ratio of 11.02% and a Leverage Capital Ratio of 7.84%. These ratios remain above the levels that federal regulators require for an institution to be considered “well capitalized”.
Franklin Financial’s safety and soundness indicators continue to compare favorably to peers, reflecting our conservative posture. In 2008, we increased our provision for loan losses by $203,000 in response to both an increase in net charge-offs from .09% to .19% as well as our exceptional loan growth. The ratio of nonperforming assets/total assets declined from .73% to .44% at year-end 2008 while our Allowance for Loan Losses as a percentage of both total loans and total nonperforming loans was 1.09% and 183.93% respectively.

The market value of assets under management by our Investment & Trust Services Department totaled $497,215,000 at December 31, 2008. This figure includes approximately $61,600,000 of assets under management added as a result of our acquisition of Community Financial, Inc. and its subsidiary, Community Trust Company, in November 2008. The total amount paid by Franklin in connection with this transaction, which we believe enhances the presence of our Investment and Trust Services Department on the West Shore and presents us with an exciting opportunity for future growth, was $1,130,000.
Excluding the effect of the Community Financial acquisition, assets under management declined $72,305,000 or 14.2% from the $507,920,000 valuation at December 31, 2007 as a result of turmoil in the financial markets. Assets under management as reported does not include approximately $72,000,000 in assets held at third-party brokers at December 31, 2008 compared to $83,000,000 at year-end 2007.
Investment & Trust Services fee income, including revenue generated through the Personal Investment Centers, declined from $4,129,000 in 2007 to $3,500,000 in 2008. As I discussed at last year’s Annual Meeting, our 2007 revenues included $617,000 of nonrecurring fee income relating to two estates that were distributed during the year.

We continue to introduce products and services providing added convenience to our customers and prospective customers.
As of the end of the first quarter, we have the capability of accepting both residential mortgage and home equity loan and line of credit applications online. In addition to the ability to review our current interest rates and programs as well as to be notified electronically as interest rates change, this system will feature a Resource Guide to answer questions about various programs, a “Check Status” feature enabling the applicant(s) to determine the status of an in process application and the capability of issuing a pre-qualification approval letter online. We are also excited about our recent approval as a lender for the mortgage programs offered by the Farmers Home Administration (FHA). Almost 20% of all mortgages are currently originated under the FHA’s programs. We are confident that our approval as an FHA lender will enable us to build many new customer relationships.
Our small business initiative continues to gain momentum. F&M Trust has renewed its partnerships with the Small Business Development Centers (SBDCs) at Shippensburg University and St. Francis University to present educational programs and workshops for aspiring, as well as existing, small business owners throughout our marketplace. We will continue to be the exclusive sponsor of the “First Step” and “Business Planning” workshops conducted by the SBDCs during 2009, plus other seminars on special topics.

We believe that these partnerships provide entrepreneurs with education, information, and tools to build and sustain successful businesses which will directly benefit our local economy while providing F&M Trust with an opportunity to increase our penetration of the small business market. Our approval as a designated lender for the loan guaranty programs offered by the U. S. Small Business Administration (SBA) during early 2008 has enabled us to assist existing or start-up businesses in the early states of development.
F&M Trust also introduced the Money Clinic website (www.mymoneyclinic.com) to provide basic financial information and to increase the “money skills” and “Financial IQ” of customers and prospective customers. Money Clinic, while geared toward Generation X and Generation Y consumers, is more than just an introduction to money. The web site is packed with fundamentals of finance to help consumers -— whether they’re saving money, investing it, borrowing it, or spending it -— and includes calculators and other resources in addition to informational articles.
During the fourth quarter of 2008, we added a “cash rewards” feature to our popular FranklinBusine$$ Card (MasterCard Debit Card). We also introduced Franklin Business eDeposit (Remote Deposit Capture) which will save businesses of all sizes both time and money. Customers have the ability to scan their checks and transmit them to a secure website. The items are then processed and automatically credited to the business’s bank account, eliminating the need to travel to the bank to make the deposit. The initial customer response to this service has been very positive.

We made an additional investment in expanding and upgrading our community office network during 2008. In March, we opened an ATM at the entrance to Northgate Commons on the Northfield Campus of Menno Haven.
Extensive renovations to expand the lobby and reconfigure the drive-up at our Orchard Park Office were completed in October and we are delighted with the feedback from our customers. Our twenty-fifth community office at the corner of Norland Avenue and Parkwood Drive opened in August. This new office is already one of our busiest from a transactional standpoint. Finally, renovations to our Philadelphia Avenue Office were started in October and recently completed.
Our ATM network will expand again in 2009 with new drive-up units at Ayr Town Center in McConnellsburg and in the Riverview Business Center in Mt. Union. We will also be expanding our Carlisle Crossing office to accommodate the growth of our Cumberland County Commercial Services staff. Finally, renovations to the former Community Trust office on Market Street in Camp Hill to add a drive-up and banking lobby are planned to begin in the third quarter.

Franklin Financial’s first quarter earnings, which were released this morning, reflect the current economic and regulatory environment. Your company earned $2,101,000 in the first quarter of 2009, representing a 17% decrease from the $2,532,000 earned in 2008. Diluted earnings per share were $.55 in the first quarter of 2009 versus $.66 per share last year.
The primary drivers of our performance were:
•	a decrease of $300,000, or 4%, in our Net Interest Income. The Federal Reserve’s concerted actions to push down short-term interest rates negatively impacted the yields on our variable rate loans, comprising more than 50% of our loan portfolios, which we were not able to fully offset by lowering our pricing on deposits. Accordingly, our Net Interest Margin decreased from 4.17% in the first quarter of 2008 to 3.61% in this year’s first quarter.
•	a $378,000 increase in our provision for loan losses as a result of continuing strong loan growth as well as our intent to maintain the adequacy of the allowance for loan losses during these economic times.

•	a 5% increase in Noninterest Expense from $5,849,000 in 2008 to $6,150,000 in 2009 resulting from a $213,000 increase for the quarter in FDIC Insurance Premiums, and a $143,000 increase in Pension Expense as a result of lower assumed returns on plan assets.
•	$209,000 in Other Than Temporarily Impaired charges on financial services stocks in our investment portfolio.
In light of the uncertain economic and regulatory environment, the Board of Directors of Franklin Financial determined that it would not be prudent to increase the dividend for the second quarter as has been our custom for many years. Accordingly, on April 9th, the Board declared a $.27 per share regular quarterly dividend for the second quarter of 2009.
Total regular cash dividends paid during the first two quarters of 2009 will be $.54 per share compared to $.53 per share paid during the same period of 2008. The regular cash dividend for the second quarter will be paid on May 29th to shareholders of record at the close of business on May 8, 2009.
I anticipate that 2009 will again be a challenging year for financial institutions. Your interest and support as Franklin Financial shareholders is sincerely appreciated.
Are there any questions from the floor?